Exhibit 99.1

Nassda Contact:

Tammy Liu

Nassda Corporation

(408) 327-7710

tammy@nassda.com or ir@nassda.com

Nassda Announces Revenue of $7.5 Million for the Quarter Ended June 30, 2003

Net Income of $196,000, or $0.01 per Diluted Share

Santa Clara, Calif., July 16, 2003 – Nassda Corporation (Nasdaq: NSDA), a leading provider of full-chip circuit simulation and analysis software for the design and verification of complex semiconductors, today announced financial results for the quarter ended June 30, 2003, the third quarter of Nassda’s fiscal 2003. Revenue for the quarter ended June 30, 2003 was $7.5 million, a decrease of $1.4 million from $8.9 million for the quarter ended June 30, 2002 and a decrease of $1.3 million from $8.8 million for the quarter ended March 31, 2003.

Net income for the quarter ended June 30, 2003 was $196,000, or $0.01 per diluted share, a decrease from $1.8 million, or $0.06 per diluted share, for the quarter ended June 30, 2002 and a decrease from $1.0 million, or $0.04 per diluted share, for the quarter ended March 31, 2003.

For the nine months ended June 30, 2003, revenue was $26.6 million, an 11% increase from $24.0 million for the nine months ended June 30, 2002. Net income for the nine months ended June 30, 2003 was $3.2 million, or $0.11 per diluted share, a decrease from $4.2 million, or $0.15 per diluted share, for the nine months ended June 30, 2002.

“With an extremely focused Nassda team, we were able to achieve our bookings, revenue and breakeven goals for the quarter and added more than 10 new customers to pass the 200 customers mark worldwide,” said Sang Wang, Chief Executive Officer. “Additionally, our cash, cash equivalents and short-term investments increased by approximately $3.9 million during the quarter and totaled $88.9 million as of June 30, 2003. On the R&D front, we delivered HSIM release 3.0 and introduced our fourth product, HANEX™ during the quarter. We intend to remain focused and continue to execute our long-term strategies of providing next-generation nanometer solutions to our customers.”

Business Outlook

We believe our customers’ spending pattern will not change meaningfully for the balance of fiscal 2003. As a result, we expect revenue of approximately $8.0 million and fully diluted earnings per share of approximately $0.00 to $0.01 for the quarter ending September 30, 2003. For fiscal 2003, we expect revenue of approximately $34.5 million to $34.7 million and net income of approximately $0.11 to $0.12 per fully diluted share.

Nassda will hold a conference call that includes a discussion of our business outlook with financial analysts and investors at 2:00 p.m. PDT today. A live webcast of the call will be available on Nassda’s web site at http://www.nassda.com or http://www.companyboardroom.com. Following completion of the call, a rebroadcast of the webcast will be available at http://www.nassda.com or http://www.companyboardroom.com through July 23, 2003. Those without internet access may listen to a replay of the call by dialing (719) 457-0820, access code 648575. The replay will be available from 5:00 p.m. PDT on July 16, 2003 through July 23, 2003.

About Nassda

Nassda Corporation (Nasdaq: NSDA) is a leading provider of full-chip circuit verification software for complex nanometer semiconductors. Headquartered in Santa Clara, California, the company develops and markets simulation and analysis solutions for advanced ICs, especially for analog, memory, high-performance digital and mixed-signal SoC designs. Nassda’s products enable first silicon success and improve product quality and production yield for its consumer, communication, computer and memory customers. The company has sales and distribution offices throughout the world. For more information about Nassda, please visit the company’s website at http://www.nassda.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the visibility of future revenue and diluted earnings per share and acceptance of new products that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty, including without limitation, future performance being dependent on: availability of customer budgets for Nassda’s products, Nassda’s product development schedules, the design performance of Nassda’s existing and new electronic design automation software and other tools, as well as customer’s adoption of Nassda’s products and those customer’s design and manufacturing schedules. In addition, continued reduced capital spending or delayed implementation of programs due to adverse general economic conditions and reduced demand for products containing complex nanometer-scale semiconductors may impact Nassda’s future performance. These risks, uncertainties and other factors may cause Nassda’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In addition, historical information should not be considered a predictor of future performance. Neither Nassda nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Nassda disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Nassda, see Nassda’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003, as filed with the Securities and Exchange Commission.

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Nassda and HSIM are registered trademarks of Nassda Corporation.

Nassda Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2003	September 30, 2002
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$88,859	$78,452
Accounts receivable, net of allowance	2,944	4,156
Prepaid expenses and other current assets	1,125	553
Deferred income taxes	2,716	2,050

Total current assets	95,644	85,211
Property and equipment, net	836	784
Other assets	916	727

Total assets	$97,396	$86,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$575	$555
Accrued compensation	2,530	4,130
Accrued liabilities	2,023	1,982
Income taxes payable	1,477	882
Deferred revenue	9,061	6,065

Total current liabilities	15,666	13,614
Deferred revenue	960	—
Other long-term liabilities	44	54

Total liabilities	16,670	13,668

Stockholders’ equity:
Common stock	26	25
Additional paid-in capital	69,939	66,378
Deferred stock-based compensation	(1,346)	(2,208)
Accumulated other comprehensive income	13	6
Retained earnings	12,094	8,853

Total stockholders’ equity	80,726	73,054

Total liabilities and stockholders’ equity	$97,396	$86,722

Nassda Corporation

Unaudited Consolidated Income Statements

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Revenue
Product	$1,892	$4,999	$9,735	$13,920
Subscription	3,558	2,622	10,749	6,662
Maintenance	2,058	1,301	6,158	3,453

Total revenue	7,508	8,922	26,642	24,035

Cost of revenue
Cost of product revenue	69	22	198	157
Cost of subscription revenue	90	74	260	191
Cost of maintenance revenue	211	174	609	487

Total cost of revenue	370	270	1,067	835

Gross profit	7,138	8,652	25,575	23,200

Operating expenses:
Research and development	1,968	1,248	5,203	3,833
Sales and marketing	2,659	2,424	8,408	6,834
General and administrative	2,457	2,085	7,335	5,607
Stock-based compensation	229	252	725	756

	7,313	6,009	21,671	17,030

Income (loss) from operations	(175)	2,643	3,904	6,170
Other income, net	233	319	727	649

Income before income taxes	58	2,962	4,631	6,819
Income tax benefit (provision)	138	(1,133)	(1,390)	(2,577)

Net income	$196	$1,829	$3,241	$4,242

Earnings per share:
Basic	$0.01	$0.08	$0.13	$0.22
Diluted	$0.01	$0.06	$0.11	$0.15
Shares used in computing earning per share:
Basic	25,326	22,962	24,859	18,922
Diluted	28,546	29,375	28,652	27,432